Company Contact:
Global Med Technologies®, Inc.
Michael I. Ruxin, M.D
Chairman and CEO
(303) 238-2000

GLOBAL MED TECHNOLOGIES®, INC. REPORTS
CASH FLOWS FROM OPERATIONS OF OVER $1 MILLION
AND ITS NINTH CONSECUTIVE QUARTER OF REVENUE GROWTH

DENVER, CO – (October 30, 2006) – Global Med Technologies®, Inc. (OTCBB: GLOB) has reported cash flows from operations of over $1 million for the nine months ended September 30, 2006, and its ninth consecutive quarter of comparable quarter to comparable quarter revenue growth. The Company’s revenues increased to $2.854 million for the three months ended September 30, 2006 from $2.660 million for the comparable quarter in 2006. For the quarter ended September 30, 2006, the Company’s reported net income of $60 thousand and the Company’s operations generated $496 thousand in cash flows.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarter’s results, stated, “The Company completed its ninth consecutive quarter of revenue growth. The Company has been profitable in seven of the last eight quarters. Our cash flows from operations continue to be robust with $496 thousand generated for the quarter ended September 30, 2006 and $1.009 million for the nine months ended September 30, 2006. The Company continues to anticipate revenue growth, profitability, and positive cash flows from operations for 2006.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med has committed significant resources to the development of new products as well as improving its existing products. The Company is nearing the completion of the development cycle of these new products, and the Company intends to bring these new products to market. We believe the introduction of these new products will help fuel and accelerate revenue growth.”

The following table provides information related to the Company's operations for the three and nine months ended September 30, 2006 and 2005:

Global Med Technologies, Inc. (OTC Bulletin Board: GLOB)
Selected Results
Three Months Ended September 30,
In (000s) Except Per Share Information
(Unaudited)

	2006	2005
Revenues*	$ 2,854	$ 2,660
Cost of revenues and
operating expenses	$ 2,798	$ 2,607
Income from operations	$ 56	$ 53
Other income (expenses)	$ 4	$ (10)
Net income	$ 60	$ 43
Preferred dividends	—	$ (185)
Net income (loss) available
to common shareholders	$ 60	$ (142)
Income per share
Basic	$ 0.00	$ 0.00
Diluted	$ 0.00	$ 0.00

Weighted average shares
outstanding
Basic	23,212	27,810
Diluted	37,604	27,810

Selected Results
Nine Months Ended September 30,
In (000s) Except Per Share Information
(Unaudited)

	2006	2005
Revenues*	$ 8,684	$ 8,089
Cost of revenues and
operating expenses	$ 8,389	$ 7,592
Income from operations	$ 295	$ 497
Other income (expenses)**	$ 722	$ (24)
Net income	$ 1,017	$ 473
Preferred dividends	—	$ (515)
Net income (loss) available
to common shareholders	$ 1,017	$ (42)
Income per share
Basic	$ 0.04	$ (0.00)
Diluted	$ 0.03	$ (0.00)

Weighted average shares
outstanding
Basic	23,152	27,714
Diluted	39,547	27,714

*The Company recognized $131 thousand in implementation and consulting services revenues during the three and nine months ended September 30, 2006 from services that were performed prior to January 1, 2006. These revenues represented the value of additional out-of-scope payments that were agreed to and made by one of the Company’s marketing partners during the quarter ended September 30, 2006.

**The Company recognized $724 thousand in income related to the change in estimated fair value of a derivative instrument during March of 2006. As of March 31, 2006, this derivative was no longer on the Company’s balance sheet.

About Global Med Technologies, Inc.
Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry.  Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers.  Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean.  Together, the SafeTrace Tx®*** advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the three or nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for any other future period.

***Patent Pending